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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

CIBER, Inc.
The Plan Administrator

CIBER, Inc. Savings 401(k) Plan:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320-3 and 333-61287) of CIBER, Inc. of our report dated May 28, 1999, relating to the statements of net assets available for benefits of the CIBER, Inc. Savings 401(k) Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 1998 Annual Report on Form 11-K of the CIBER, Inc. Savings 401(k) Plan.

                                            KPMG LLP

Denver, Colorado
June 24, 1999

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